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                                  Diamond Hill
                                  ------------
                             Investment Group, Inc.


FOR IMMEDIATE RELEASE:
                                             Investor Contact:
                                             James F. Laird
                                             Chief Financial Officer
                                             614-255-3353
                                             E-mail: (jlaird@diamond-hill.com)

                      DIAMOND HILL INVESTMENT GROUP, INC.
        ANNOUNCES UNAUDITED RESULTS FOR QUARTER ENDED SEPTEMBER 30, 2003

     Columbus, Ohio --November 17, 2003, -- Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) today reported unaudited results for the quarter ended September 30, 2003. Assets under management increased by 126% to $198 million compared to September 30, 2002 and investment management fees increased by 77% compared to the third quarter of 2002. The net operating loss for the quarter was $323,000 a 52% improvement compared to a loss of $673,000 in the third quarter of 2002.

     Ric Dillon, president and chief investment officer stated, "We have continued to produce excellent investment returns for our clients, which is our primary objective. In addition, our efforts to market our investment services have resulted in $75 million in new investments in our managed accounts and mutual funds through the first nine months of the year. Our growth has continued into the 4th quarter, as we ended October with $215 million in assets under management, a $17 million increase compared to the end of September. We will maintain our focus on serving our clients' investment needs, and we expect to have continued success in growing our business in the future." Separately, the DHIL board of directors re-affirmed the stock buyback program under which up to 400,000 shares of stock are to be purchased for treasury, approximately 50,000 shares remain to be purchased under the program.

About Diamond Hill:

     Diamond Hill provides investment management services to individuals and institutions seeking to preserve and build wealth. The firm currently manages mutual funds, seperate accounts and a private investment fund. For more information on Diamond Hill, visit www.diamond-hill.com.



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            375 North Front Street, Suite 300, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363